CSK Auto Corporation Announces Fourth Quarter and Fiscal 2006 Preliminary Sales Results
PHOENIX, AZ, February 20, 2007 — CSK Auto Corporation (NYSE:CAO), the parent company of CSK Auto, Inc. (the “Company”), announced today preliminary sales results for the fourth quarter and fiscal year ended February 4, 2007 (“fiscal 2006”).
Preliminary Sales Information
Fiscal 2006 had 53 weeks of sales (14 weeks in the fourth quarter); while our fiscal year ended January 29, 2006 (“fiscal 2005”) had 52 weeks (13 weeks in the fourth quarter). The net sales increases in both the fourth quarter and the fiscal 2006 year are primarily attributable to the sales from Murray’s Discount Auto Stores, we acquired in December 2005, the additional week in the fourth quarter and the fiscal 2006 year and the opening of 55 net new stores in fiscal 2006.
Fourth Quarter
Net sales in the fourth quarter ended February 4, 2007 (“fourth quarter of fiscal 2006”) increased 17.2% to approximately $464 million compared to approximately $396 million in net sales in the fourth quarter ended January 29, 2006 (“fourth quarter of fiscal 2005”).
Fiscal 2006
Net sales in fiscal 2006 increased 15.2% to approximately $1,868 million compared to approximately $1,621 million in net sales for the fiscal 2005.
Same Store Sales
Same store sales decreased 0.7% for the fourth quarter of fiscal 2006, compared to the fourth quarter of fiscal 2005 plus the first week of fiscal 2006 on a 14 week to 14 week comparison.
Same store sales decreased 1.5% for the 2006 fiscal year on a 53 week to 53 week comparison (the 52 weeks of fiscal 2005 plus the first week of fiscal 2006).
Based on the same 14 week and 53 week comparisons, retail same store sales decreased 2.8% for the fourth quarter of fiscal 2006 and decreased 3.4% for the 2006 fiscal year and commercial same store sales increased 9.8% for the fourth quarter of fiscal 2006 and increased 7.7% for the 2006 fiscal year.
New Store Growth
During fiscal 2006 the Company met its goal of opening 55 net new stores. We also relocated eight stores, and closed nine stores that were at or close to their lease expirations. At fiscal 2006 year-end, we operated 1,327 stores in 22 states.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.
CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. We operate our stores under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.
Investor Contact: Brenda Bonn — Manager, Investor Relations 602-631-7483